Exhibit 5.1

[Jones Day Letterhead]

March 11, 2010

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Re:	25,727,069 Shares of Common Stock, $200,000,000 Aggregate Principal Amount of 9.125% Senior Secured Second-Priority Notes due 2018 and $115,000,000 Aggregate Principal Amount of 4.00% Convertible Senior Notes due 2017 of International Coal Group, Inc. offered through Underwriters

Ladies and Gentlemen:

We are acting as counsel for International Coal Group, Inc, a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) up to 25,727,069 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), pursuant to the Underwriting Agreement, dated as of March 10, 2010 (the “Common Stock Underwriting Agreement”), among the Company and UBS Securities LLC and Morgan Stanley & Co. Incorporated, acting as representatives of the several underwriters named therein (collectively, the “Common Stock Underwriters”); (ii) $200,000,000 aggregate principal amount of 9.125% Senior Secured Second-Priority Notes due 2018 of the Company (the “Senior Notes”), pursuant to the Underwriting Agreement, dated as of March 11, 2010 (the “Senior Notes Underwriting Agreement”), among the Company, the Guarantors (as defined below) and UBS Securities LLC and Morgan Stanley & Co. Incorporated, acting as representatives of the several underwriters named therein (collectively, the “Senior Notes Underwriters”); and (iii) $115,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2017 of the Company (the “Convertible Notes”), pursuant to the Underwriting Agreement, dated as of March 10, 2010 (the “Convertible Notes Underwriting Agreement”), among the Company, the Guarantors (as defined below) and UBS Securities LLC and Morgan Stanley & Co. Incorporated, acting as representatives of the several underwriters named therein (collectively, the “Convertible Notes Underwriters”). The Convertible Notes will be issued pursuant to an indenture (the “Base Indenture”) to be entered into between the Company, the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) as amended and supplemented by the first supplemental indenture (the “First Supplemental Indenture”) to be entered into between the Company, the Guarantors (as defined below) and the Trustee. The Senior Notes will be issued pursuant to the Base Indenture as amended and supplemented by the second supplemental indenture (the “Second Supplemental Indenture”) to be entered into between the Company, the Guarantors (as defined below) and the Trustee. The Company’s obligations under the Convertible Notes will be guaranteed (the “Convertible Notes Guarantees”) by the Company’s subsidiaries listed on Annex A hereto (the “Delaware Guarantors”) and Annex B hereto (the “Other Guarantors” and, together with the Delaware Guarantors, the “Guarantors”). The Company’s obligations under the Senior Notes will be guaranteed (the “Senior Notes Guarantees”) by the Guarantors.

International Coal Group, Inc.

March 11, 2010

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered to the Common Stock Underwriters pursuant to the terms of the Common Stock Underwriting Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

2.	The Convertible Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Base Indenture and the First Supplemental Indenture and issued and delivered to the Convertible Notes Underwriters against payment therefor in accordance with the terms of the Convertible Notes Underwriting Agreement, will constitute valid and binding obligations of the Company.

3.	The Senior Notes, when they are executed by the Company and authenticated by the Trustee in accordance with the Base Indenture and the Second Supplemental Indenture and issued and delivered to the Senior Notes Underwriters against payment therefor in accordance with the terms of the Senior Notes Underwriting Agreement, will constitute valid and binding obligations of the Company.

4.	The Convertible Notes Guarantees, when they are executed by the Guarantors and authenticated by the Trustee in accordance with the Base Indenture and the First Supplemental Indenture and issued and delivered to the Convertible Notes Underwriters in accordance with the terms of the Convertible Notes Underwriting Agreement, will constitute valid and binding obligations of the Guarantors.

5.	The Senior Notes Guarantees, when they are executed by the Guarantors and authenticated by the Trustee in accordance with the Base Indenture and the Second Supplemental Indenture and issued and delivered to the Senior Notes Underwriters in accordance with the terms of the Senior Notes Underwriting Agreement, will constitute valid and binding obligations of the Guarantors.

For purposes of the opinions expressed herein, we have assumed that (i) the definitive terms of the Convertible Notes will be established in accordance with the provisions of the Base Indenture and the First Supplemental Indenture; (ii) the definitive terms of the Senior Notes will be established in accordance with the provisions of the Base Indenture and the Second Supplemental Indenture; (iii) the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture will be duly executed and delivered by the Company and the Guarantors; and (iv) the Trustee will authorize, execute and deliver the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture and the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture will be the valid, binding

International Coal Group, Inc.

March 11, 2010

and enforceable obligations of the Trustee. With respect to the Other Guarantors, we have further assumed that (A) each Other Guarantor is a corporation existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority, has obtained all requisite organizational, third party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform its obligations under the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Convertible Notes, the Senior Notes, the Convertible Notes Guarantees and the Senior Notes Guarantees; (B) such execution, delivery and performance did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties (except that no such assumption is made as to matters of the law of the State of New York that in our experience would normally be applicable to general business entities with respect to the contemplated issuance of the Convertible Notes, the Senior Notes, the Convertible Notes Guarantees and the Senior Notes Guarantees); and (C) the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, Convertible Notes, the Senior Notes, the Convertible Notes Guarantees and the Senior Notes Guarantees (i) have been (a) duly authorized by each Other Guarantor and (b) executed and delivered by each Other Guarantor under the laws of its jurisdiction of incorporation, (2) do not violate the laws the jurisdiction of incorporation of each Other Guarantor and (3) constitute valid and binding obligations of each Other Guarantor under the laws its jurisdiction of incorporation.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the laws of the State of New York, the Delaware Limited Liability Company Act and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

International Coal Group, Inc.

March 11, 2010

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-163813) (the “Registration Statement”), filed by the Company to effect the registration of the Shares, the Convertible Notes, the Senior Notes, the Convertible Notes Guarantees and the Senior Notes Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Delaware Guarantors

Name	Jurisdiction
CoalQuest Development LLC	Delaware
Hunter Ridge, Inc.	Delaware
Hunter Ridge Coal Company	Delaware
Hunter Ridge Holdings, Inc.	Delaware
ICG, Inc.	Delaware
ICG, LLC	Delaware
ICG ADDCAR Systems, LLC	Delaware
ICG Beckley, LLC	Delaware
ICG East Kentucky, LLC	Delaware
ICG Eastern, LLC	Delaware
ICG Eastern Land, LLC	Delaware
ICG Hazard, LLC	Delaware
ICG Hazard Land, LLC	Delaware
ICG Illinois, LLC	Delaware
ICG Knott County, LLC	Delaware
ICG Natural Resources, LLC	Delaware
ICG Tygart Valley, LLC	Delaware
Marine Coal Sales Company	Delaware
Powell Mountain Energy, LLC	Delaware
Simba Group, Inc.	Delaware
Upshur Property, Inc.	Delaware

Annex B

Other Guarantors

Name	Jurisdiction
Bronco Mining Company, Inc.	West Virginia
Hawthorne Coal Company, Inc.	West Virginia
Juliana Mining Company, Inc.	West Virginia
King Knob Coal Co., Inc.	West Virginia
Melrose Coal Company, Inc.	West Virginia
Patriot Mining Company, Inc.	West Virginia
Vindex Energy Corporation	West Virginia
White Wolf Energy, Inc.	Virginia
Wolf Run Mining Company	West Virginia